SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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[  ]           Definitive Proxy Statement
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[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

The Groveland Group (as defined herein) was recently quoted in a news article.  A copy of the news article is attached hereto.  The news article is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.  The Groveland Group is not affiliated with the publication or the author of the news article, and does not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-6 was neither sought nor obtained.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

Local Business

Biglari Holdings fires back in proxy battle

By Patrick Danner

March 12, 2015 Updated: March 12, 2015 6:51pm

[photo omitted]

Photo: Express-News File Photo

Sardar Biglari is chairman and CEO of Biglari Holdings. In a letter to shareholders, Biglari Holdings’ four independent directors urged its shareholders to reject the election of the Groveland Capital LLC nominees to replace the San Antonio company’s entire board, saying it would have “disastrous consequences” for the company.

[photo omitted]

The decision to modify the Steak n Shake name with “by Biglari” is one of the criticisms made by Groveland Capital LLC, which has nominated its own slate of directors.

Biglari Holdings Inc., parent of the Steak n Shake restaurant chain, on Thursday fired back at a Minneapolis hedge fund manager that wants to replace all the San Antonio company’s directors with its own nominees.

In a letter to shareholders, Biglari Holdings’ four independent directors said election of the Groveland Capital LLC nominees would have “disastrous consequences” for Biglari Holdings’ businesses and for shareholder value.

“Their stock has underperformed for five years,” countered Nick Swenson, Groveland CEO, who is spearheading the proxy fight. “I think that’s pretty disastrous.”

Sardar Biglari, chairman and CEO of the company that bears his name, did not respond to a phone call. He generally does not speak to the media.

In their letter, the Biglari Holdings directors leveled various criticisms at Groveland and its nominees. Among them: that Groveland owns 0.17 percent of Biglari Holdings, so it has practically no “skin in the game;” that the nominees never have managed a business “anywhere near the scale” of Biglari Holdings; and that Groveland has failed to articulate a business plan for Biglari Holdings.

“We believe the reform of Biglari Holdings will drive significant shareholder value,” Swenson said in a phone interview. “We think shareholders are primed for change here.”

The Groveland group will be making public its plans for Biglari Holdings soon, he added. Groveland already has “a select handful of very capable executives” it’s considering to take over as Biglari Holdings’ CEO, according to a proxy statement filed by Groveland on Wednesday.

As for the charge that Groveland has little investment in Biglari Holdings, Swenson replied, “Our investment is material to us.”

Biglari Holdings will hold its annual meeting April 9 in New York City.

It’s more typical for Biglari to be waging a proxy fight rather than fending off an activist investor. He’s taken on the management and boards at Steak n Shake, Western Sizzlin, Friendly Ice Cream Corp. and Cracker Barrel Old Country Store.

Biglari Holdings’ directors extolled their chairman and CEO’s achievements in the letter to shareholders. They described Biglari as a “proven entrepreneur, operator and investor” who turned Steak n Shake from a company that was losing $100,000 a day to one making more than $100,000 a day in the span of about two years.

“Mr. Biglari’s entrepreneurial approach has taken a nearly insolvent company with a regional footprint into a money-making chain expanding both nationally and internationally,” the directors wrote. It’s “truly a great American success story.”

Someone who bought a share of Biglari Holdings stock Aug. 5, 2008, would have realized a return of nearly 267 percent return, outperforming the S&P 500 Index by 175 percentage points, the letter noted.

In its proxy statement, the Groveland group said Biglari Holdings has underperformed various indexes, including the S&P 500, on a one-, three- and five-year basis.

Swenson also was critical of Biglari Holdings’ operating performance, Biglari’s compensation and the decision to modify the Steak n Shake name with “by Biglari.”

“That is not an act that has increased Steak n Shake brand equity,” Swenson said.

In response to the proxy fight, The Lion Fund II LP — an investment partnership controlled by Biglari — has acquired a 14.4 percent stake in Air T Inc., which Swenson heads. The fund also acquired an 18.8 percent stake in Insignia Systems Inc., which Swenson has a significant interest in.

Asked about those purchases, Swenson responded, “I think a lot of people are asking, what’s the point?”

pdanner@express-news.net

Twitter: @AlamoPD